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                                                                    EXHIBIT 99.1

                             Callaway Golf Company
                              2180 Rutherford Road
                               Carlsbad, CA 92008

                                 March 21, 2002


Jonathan G. Katz
Secretary
U.S. Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549


         Re:      Confirmation of Receipt of Assurances from Arthur Andersen LLP

Dear Mr. Katz:

Arthur Andersen LLP has audited the consolidated financial statements of Callaway Golf Company as of December 31, 2001 and for the year then ended and has issued its report thereon dated January 15, 2002 (except with respect to the matter discussed in Note 17, as to which the date is February 11, 2002).

Please be advised that Arthur Andersen has represented to the Company that the audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Please contact me if you have any questions regarding this matter.

                                                      Respectfully submitted,


                                                      /s/ Bradley J. Holiday
                                                     ________________________
                                                     Bradley J. Holiday
                                                     Executive Vice President
                                                     and Chief Financial Officer